                                 TAMARAC VILLAGE
                            3300 SOUTH TAMARAC DRIVE
                                DENVER, COLORADO

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 13, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 28, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    TAMARAC VILLAGE
       3300 SOUTH TAMARAC DRIVE
       DENVER, DENVER COUNTY, COLORADO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 564 units with a total of 411,529 square feet of rentable area. The improvements were built in 1977. The improvements are situated on 25.161 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 81% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
TAMARAC VILLAGE, DENVER, COLORADO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 13, 2003 is:

                                 ($30,000,000)

                               Respectfully submitted,
                               AMERICAN APPRAISAL ASSOCIATES, INC.

                               -s- Douglas Needham

June 28, 2003                  Douglas Needham, MAI
#053272                        Managing Principal, Real Estate Group
                               Colorado State Certified General Real Estate
                               Appraiser #CG40017035

Report By:
James Newell

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
TAMARAC VILLAGE, DENVER, COLORADO

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................   10
Area Analysis .............................................................   12
Market Analysis ...........................................................   15
Site Analysis .............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                    VALUATION

Valuation Procedure .......................................................   18
Sales Comparison Approach .................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
TAMARAC VILLAGE, DENVER, COLORADO

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Tamarac Village
LOCATION:                         3300 South Tamarac Drive
                                  Denver, Colorado

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee Simple Estate

DATE OF VALUE:                    May 13, 2003
DATE OF REPORT:                   June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                        25.161 acres, or 1,096,013 square feet
     Assessor Parcel No.:         06333-00-097-000; 06333-00-098-000
     Floodplain:                  Community Panel No. 0800460025E (September 7,
                                  1998)
                                  Flood Zone X, an area outside the floodplain.
     Zoning:                      R-2-A (Multi-family Residential)

BUILDING:

     No. of Units:                564 Units
     Total NRA:                   411,529 Square Feet
     Average Unit Size:           730 Square Feet
     Apartment Density:           22.4 units per acre
     Year Built:                  1977

UNIT MIX AND MARKET RENT:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
TAMARAC VILLAGE, DENVER, COLORADO

                         GROSS RENTAL INCOME PROJECTION

                                      Market Rent
                       Square     ---------------------   Monthly    Annual
Unit Type               Feet      Per Unit   Per SF        Income    Income
---------              ------     --------  -----------   --------  ----------
 1Bd/1Ba                  530       $560       $1.06      $ 28,000  $  336,000
 1Bd/1Ba                  560       $590       $1.05      $ 69,620  $  835,440
 1Bd/1Ba                  660       $630       $0.95      $ 23,940  $  287,280
 1Bd/1Ba                  700       $650       $0.93      $ 72,150  $  865,800
 1Bd/1Ba                  740       $690       $0.93      $ 55,200  $  662,400
 2Bd/1Ba                  900       $780       $0.87      $  8,580  $  102,960
 2Bd/2Ba                  950       $815       $0.86      $ 12,225  $  146,700
 2Bd/2Ba                1,016       $820       $0.81      $ 19,680  $  236,160
 2Bd/2Ba                1,020       $830       $0.81      $ 53,120  $  637,440
 2Bd/2Ba                1,035       $845       $0.82      $ 27,885  $  334,620
  Studio                  450       $530       $1.18      $ 10,600  $  127,200
                                                          --------  ----------
                                               Total      $381,000  $4,572,000

OCCUPANCY:                                       81%
ECONOMIC LIFE:                                   45 Years
EFFECTIVE AGE:                                   15 Years
REMAINING ECONOMIC LIFE:                         30 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

                   [PICTURE]                         [PICTURE]

               EXTERIOR - ENTRANCE           EXTERIOR - LANDSCAPE & PARK

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
TAMARAC VILLAGE, DENVER, COLORADO

                                    AREA MAP

                                     [MAP]

                                NEIGHBORHOOD MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
TAMARAC VILLAGE, DENVER, COLORADO

HIGHEST AND BEST USE:
     As Vacant:                   Hold for future multi-family development
     As Improved:                 Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
TAMARAC VILLAGE, DENVER, COLORADO

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                                       Amount                  $/Unit
---------------------                                                 ------------------            -------
Potential Rental Income                                               $        4,572,000            $8,106
Effective Gross Income                                                $        4,417,860            $7,833
Operating Expenses                                                    $        1,577,313            $ 2,797           35.7% of EGI
Net Operating Income:                                                 $        2,727,747            $4,836

Capitalization Rate                                                                 9.00%
DIRECT CAPITALIZATION VALUE                                           $       30,200,000  *         $53,546 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                                                        10 years
2002 Economic Vacancy                                                                 14%
Stabilized Vacancy & Collection Loss:                                               12.5%
Lease-up / Stabilization Period                                                        6 months
Terminal Capitalization Rate                                                        9.50%
Discount Rate                                                                      11.50%
Selling Costs                                                                       2.00%
Growth Rates:
       Income                                                                       3.00%
       Expenses:                                                                    3.00%
DISCOUNTED CASH FLOW VALUE                                            $       29,200,000*           $51,773 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                                $       30,000,000            $53,191 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)                             $43,357 to $87,162
       Range of Sales $/Unit (Adjusted)                               $51,955 to $56,655
VALUE INDICATION - PRICE PER UNIT                                     $       30,400,000*           $53,901 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales                                   5.41 to 8.78
       Selected EGIM for Subject                                                    7.00
       Subject's Projected EGI                                        $        4,417,860
EGIM ANALYSIS CONCLUSION                                              $       30,800,000*           $54,610 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                                      $       29,200,000*           $51,773 / UNIT

RECONCILED SALES COMPARISON VALUE                                     $       30,500,000            $54,078 / UNIT

-------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 9
TAMARAC VILLAGE, DENVER, COLORADO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                                   $30,400,000
     NOI Per Unit                                                     $29,200,000
     EGIM Multiplier                                                  $30,800,000
INDICATED VALUE BY SALES COMPARISON                                   $30,500,000       $54,078 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                                    $30,200,000
     Discounted Cash Flow Method:                                     $29,200,000
INDICATED VALUE BY THE INCOME APPROACH                                $30,000,000       $53,191 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                                  $30,000,000       $53,191 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
TAMARAC VILLAGE, DENVER, COLORADO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 3300 South Tamarac Drive, Denver, Denver County, Colorado. Denver identifies it as 06333-00-097-000; 06333-00-098-000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by James Newell on May 13, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. James Newell performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI and James Newell have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 13, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 11
TAMARAC VILLAGE, DENVER, COLORADO

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:                       6 to 12 months
   EXPOSURE PERIOD:                        6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Consolidated Capital Institutional Properties. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
TAMARAC VILLAGE, DENVER, COLORADO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Denver, Colorado. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - South Havana Street
West  - Interstate 25
South - Interstate 225
North - East Evans Avenue

MAJOR EMPLOYERS

The property is located in the Denver Metropolitan area, within which there are many large employers. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
TAMARAC VILLAGE, DENVER, COLORADO

                            NEIGHBORHOOD DEMOGRAPHICS

                                                          AREA
                                      --------------------------------------------
CATEGORY                              1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
--------                              ------------    ------------    ------------    ------------
POPULATION TRENDS
Current Population                          19,649         115,634         329,950       2,198,122
5-Year Population                           20,642         124,498         351,621       2,428,641
% Change CY-5Y                                 5.1%            7.7%            6.6%           10.5%
Annual Change CY-5Y                            1.0%            1.5%            1.3%            2.1%

HOUSEHOLDS
Current Households                           9,837          56,860         152,715         858,219
5-Year Projected Households                 10,254          60,676         162,007         942,278
% Change CY - 5Y                               4.2%            6.7%            6.1%            9.8%
Annual Change CY-5Y                            0.8%            1.3%            1.2%            2.0%

INCOME TRENDS
Median Household Income               $     46,728    $     50,010    $     51,506    $     60,438
Per Capita Income                     $     33,373    $     34,663    $     34,365    $     27,463
Average Household Income              $     65,822    $     70,714    $     74,336    $     70,339

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                          AREA
                                      --------------------------------------------
CATEGORY                              1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
--------                              ------------    ------------    ------------        ---
HOUSING TRENDS
% of Households Renting                  37.89%          42.41%          38.18%         30.19%
5-Year Projected % Renting               37.73%          41.84%          37.20%         28.87%

% of Households Owning                   52.74%          49.03%          53.77%         61.93%
5-Year Projected % Owning                53.27%          49.97%          55.09%         63.83%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 14
TAMARAC VILLAGE, DENVER, COLORADO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Apartments and single-family housing
South - Condominiums
East  - Single-family housing
West  - Retail Center

CONCLUSIONS

The subject is well located within the city of Denver. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
TAMARAC VILLAGE, DENVER, COLORADO

                                 MARKET ANALYSIS

The subject property is located in the city of Denver in Denver County. The overall pace of development in the subject's market is more or less stable. There has been no known new construction in the subject's neighborhood. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

          Period                     Region       Submarket
          ------                     ------       ---------
1Q2002-1Q2003 (Annualized)             8.6%          7.1%
1Q2000-1Q2003 (Annualized)             6.1%          5.1%
          4Q2002                       8.6%          8.8%
          1Q2003                      11.5%          9.6%

Source: Reis: SubTrend Futures: Denver, Apartment: Denver-Far Southeast - 1st Quarter 2003

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period      Region    % Change   Submarket   % Change
------      ------    --------   ---------   --------
 2001        $682          -       $807           -
 2002        $671       -1.6%      $775        -4.0%
1Q2003       $663       -1.2%      $764        -1.4%

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.     Property Name               Units   Ocpy.  Year Built      Proximity to subject
  ---     -------------               -----   -----  ----------      --------------------
  R-1     The Willows at Tamarac       214     86%      1972         1/2 mile east of subject
  R-2     The Glen                     300     90%      1975         3/4 mile east of subject
  R-3     The Lodge                    376     79%      1973         1/4 mile east of subject
  R-4     Stone Creek                  450     80%      1974         3/4 mile east of subject
  R-5     The Prescott                 125     89%      1974         Across the street from subject
Subject   Tamarac Village              564     81%      1977

The newer properties in the subject's neighborhood, built since 1994, have outperformed the rest of the market in recent months, with an average vacancy of 8.5%. The subject's age range has an average vacancy of 10.1%.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
TAMARAC VILLAGE, DENVER, COLORADO

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   25.161 acres, or 1,096,013 square feet
  Shape                       Irregular
  Topography                  Slightly slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
     Community Panel          0800460025E, dated September 7, 1998
     Flood Zone               Zone X
  Zoning                      R-2-A, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                           ASSESSED VALUE - 2002
                                --------------------------------------------       TAX RATE /    PROPERTY
PARCEL NUMBER                     LAND             BUILDING         TOTAL          MILL RATE      TAXES
-------------                   --------          ----------      ----------       ---------     --------
06333-00-097-
000; 06333-00-
  098-000                       $591,250          $2,572,700      $3,163,950        $0.05985     $189,378

IMPROVEMENT ANALYSIS

  Year Built                  1977
  Number of Units             564
  Net Rentable Area           411,529 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Reinforced brick or masonry
    Exterior Walls            Brick or masonry
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              spa/jacuzzi, sand volleyball, tennis court,
                              racquetball court, gym room, meeting hall, laundry
                              room, business office, and parking area.
  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, vaulted ceiling, and washer dryer

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
TAMARAC VILLAGE, DENVER, COLORADO

                              connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven.

Unit Mix:

                            Unit Area
Unit Type  Number of Units  (Sq. Ft.)
---------  ---------------  ---------
1Bd/1Ba           50            530
1Bd/1Ba          118            560
1Bd/1Ba           38            660
1Bd/1Ba          111            700
1Bd/1Ba           80            740
2Bd/1Ba           11            900
2Bd/2Ba           15            950
2Bd/2Ba           24          1,016
2Bd/2Ba           64          1,020
2Bd/2Ba           33          1,035
Studio            20            450

Overall Condition             Good
Effective Age                 15 years
Economic Life                 45 years
Remaining Economic Life       30 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1977 and consist of a 564-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
TAMARAC VILLAGE, DENVER, COLORADO

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
TAMARAC VILLAGE, DENVER, COLORADO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
TAMARAC VILLAGE, DENVER, COLORADO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
TAMARAC VILLAGE, DENVER, COLORADO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                  COMPARABLE                   COMPARABLE
       DESCRIPTION                                     SUBJECT                       I - 1                        I - 2
--------------------------------             ----------------------------    -------------------------  -------------------------
  Property Name                              Tamarac Village                 The Colonnade              Sierra Vista
LOCATION:
  Address                                    3300 South Tamarac Drive        15301 E Ford Circle        8851 E Florida Avenue
  City, State                                Denver, Colorado                Aurora, Colorado           Aurora, Colorado
  County                                     Denver County                   Arapahoe County            Arapahoe County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                     411,529                         115,968                    133,860
  Year Built                                 1977                            1984                       1976
  Number of Units                            564                             138                        209
  Unit Mix:                                   Type                  Total     Type               Total   Type               Total
                                             1Bd/1Ba                  50     1Bd/1Ba               72   1Bd/1Ba              152
                                             1Bd/1Ba                 118     2Bd/2Ba               66   2Bd/2Ba               57
                                             1Bd/1Ba                  38
                                             1Bd/1Ba                 111
                                             1Bd/1Ba                  80
                                             2Bd/1Ba                  11
                                             2Bd/2Ba                  15
                                             2Bd/2Ba                  24
                                             2Bd/2Ba                  64
                                             2Bd/2Ba                  33
                                             Studio                   20

  Average Unit Size (SF)                     730                             840                        640
  Land Area (Acre)                           25.1610                         5.2700                     5.9700
  Density (Units/Acre)                       22.4                            26.2                       35.0
  Parking Ratio (Spaces/Unit)                1.57                            1.72                       1.05
  Parking Type (Gr., Cov., etc.)             Open Covered, open              Open                       Open
CONDITION:                                   0                               Good                       Average
APPEAL:                                      0                               Good                       Average
AMENITIES:
  Pool/Spa                                   Yes/Yes                         Yes/Yes                    Yes/No
  Gym Room                                   Yes                             Yes                        No
  Laundry Room                               Yes                             Yes                        Yes
  Secured Parking                            No                              No                         No
  Sport Courts                               Yes                             Yes                        No

OCCUPANCY:                                   81%                             94%                        95%
TRANSACTION DATA:
  Sale Date                                                                  August, 2002               March, 2003
  Sale Price ($)                                                             $9,000,000                 $9,400,000
  Grantor                                                                    WXI/SPN Real Estate        Sundance Housing Assoc.

  Grantee                                                                    Kinnickinnic Realty        Coolidge Sierra

  Sale Documentation                                                         2155658                    3018857
  Verification                                                               Seller's Broker            Buyer's Broker
  Telephone Number                                                           720-528-6300               720-528-6300
ESTIMATED PRO-FORMA:                                                           Total $   $/Unit  $/SF    Total $    $/Unit  $/SF
  Potential Gross Income                                                     $1,257,528 $ 9,113 $10.84  $1,741,656 $ 8,333 $13.01
  Vacancy/Credit Loss                                                        $   75,452 $   547 $ 0.65  $   87,083 $   417 $ 0.65
  Effective Gross Income                                                     $1,182,076 $ 8,566 $10.19  $1,654,573 $ 7,917 $12.36
  Operating Expenses                                                         $  481,471 $ 3,489 $ 4.15  $  724,283 $ 3,465 $ 5.41
  Net Operating Income                                                       $  700,605 $ 5,077 $ 6.04  $  930,290 $ 4,451 $ 6.95
NOTES:

  PRICE PER UNIT                                                                        $65,217                   $ 44,976
  PRICE PER SQUARE FOOT                                                                 $ 77.61                   $  70.22
  EXPENSE RATIO                                                                            40.7%                      43.8%
  EGIM                                                                                     7.61                       5.68
  OVERALL CAP RATE                                                                         7.78%                      9.90%
  Cap Rate based on Pro Forma or Actual
   Income?                                                                            PRO FORMA                  PRO FORMA

                                                     COMPARABLE                  COMPARABLE                 COMPARABLE
       DESCRIPTION                                      I - 3                       I - 4                      I - 5
--------------------------------             ---------------------------  ------------------------  ---------------------------
  Property Name                              Knollwood                    Windsor Court             Cascade Village
LOCATION:
  Address                                    15196 E Lousiana Drive       1570 Joliet               6880 W 91st Street
  City, State                                Aurora, Colorado             Aurora, Colorado          Westminster, Colorado
  County                                     Arapahoe County              Arapahoe County           Jefferson County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                     96,296                       102,408                   340,548
  Year Built                                 1982                         1973                      1987
  Number of Units                            110                          143                       444
  Unit Mix:                                   Type                 Total   Type              Total    Type                Total
                                             1Bd/1Ba                 38   1Bd/1Ba              72   1Bd/1Ba                222
                                             2Bd/2Ba                 72   2Bd/2Ba              71   2Bd/2Ba                222
  Average Unit Size (SF)                     875                          716                       767
  Land Area (Acre)                           5.6900                       3.9200                    16.9200
  Density (Units/Acre)                       19.3                         36.5                      26.2
  Parking Ratio (Spaces/Unit)                2.82                         1.50                      2.04
  Parking Type (Gr., Cov., etc.)             Open covered, open           Open                      Open covered, open
CONDITION:                                   Good                         Average                   Good
APPEAL:                                      Good                         Average                   Good
AMENITIES:
  Pool/Spa                                   Yes/Yes                      Yes/No                    Yes/Yes
  Gym Room                                   Yes                          No                        Yes
  Laundry Room                               Yes                          Yes                       Yes
  Secured Parking                            Yes                          Yes                       No
  Sport Courts                               No                           No                        Yes

OCCUPANCY:                                   95%                          95%                       90%
TRANSACTION DATA:
  Sale Date                                  May, 2002                    January, 2003             December, 2002
  Sale Price ($)                             $6,350,000                   $6,200,000                $38,700,000
  Grantor                                    Scott Properties             Windsor Court Housing     LBK 3
                                                                          Associates
  Grantee                                    F. Malcolm & Kathryn Wall    Coolidge Windsor          Henderson Global Investors

  Sale Documentation                         2080847                      1085774                   N/A
  Verification                               Broker                       Buyer's Broker            Seller's Broker
  Telephone Number                           303-320-1300                 720-528-6300              303-730-1675
ESTIMATED PRO-FORMA:                         Total $   $/Unit    $/SF     Total $    $/Unit  $/SF    Total $      $/Unit    $/SF
  Potential Gross Income                     $936,000  $8,509    $9.72    $1,205,899 $8,433 $11.78  $4,898,856   $11,033   $14.39
  Vacancy/Credit Loss                        $ 46,800  $  425    $0.49    $   60,295 $  422 $ 0.59  $  489,886   $ 1,103   $ 1.44
  Effective Gross Income                     $889,200  $8,084    $9.23    $1,145,604 $8,011 $11.19  $4,408,970   $ 9,930   $12.95
  Operating Expenses                         $355,680  $3,233    $3.69    $  525,454 $3,675 $ 5.13  $1,198,800   $ 2,700   $ 3.52
  Net Operating Income                       $533,520  $4,850    $5.54    $  620,150 $4,337 $ 6.06  $3,210,170   $ 7,230   $ 9.43
NOTES:

  PRICE PER UNIT                                        $ 57,727                    $ 43,357                   $ 87,162
  PRICE PER SQUARE FOOT                                 $  65.94                    $  60.54                   $ 113.64
  EXPENSE RATIO                                             40.0%                       45.9%                      27.2%
  EGIM                                                      7.14                        5.41                       8.78
  OVERALL CAP RATE                                          8.40%                      10.00%                      8.30%
  Cap Rate based on Pro Forma or Actual
   Income?                                            PRO FORMA                    PRO FORMA                     ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
TAMARAC VILLAGE, DENVER, COLORADO

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $43,357 to $87,162 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $51,955 to $56,655 per unit with a mean or average adjusted price of $54,009 per unit. The median adjusted price is $53,971 per unit. Based on the following analysis, we have concluded to a value of $54,000 per unit, which results in an "as is" value of $30,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
TAMARAC VILLAGE, DENVER, COLORADO

SALES ADJUSTMENT GRID

                                                                               COMPARABLE                 COMPARABLE
            DESCRIPTION                               SUBJECT                     I - 1                      I - 2
--------------------------------------       ------------------------  -------------------------  --------------------------
  Property Name                              Tamarac Village           The Colonnade              Sierra Vista

  Address                                    3300 South Tamarac Drive  15301 E Ford Circle        8851 E Florida Avenue

  City                                       Denver, Colorado          Aurora, Colorado           Aurora, Colorado
  Sale Date                                                            August, 2002               March, 2003
  Sale Price ($)                                                       $9,000,000                 $9,400,000
  Net Rentable Area (SF)                     411,529                   115,968                    133,860
  Number of Units                            564                       138                        209
  Price Per Unit                                                       $65,217                    $44,976
  Year Built                                 1977                      1984                       1976
  Land Area (Acre)                           25.1610                   5.2700                     5.9700
VALUE ADJUSTMENTS                              DESCRIPTION               DESCRIPTION        ADJ.     DESCRIPTION        ADJ.
  Property Rights Conveyed                   Fee Simple Estate         Fee Simple Estate      0%  Fee Simple Estate      0%
  Financing                                                            Cash To Seller         0%  Cash To Seller         0%
  Conditions of Sale                                                   Arm's Length           0%  Arm's Length           0%
  Date of Sale (Time)                                                  08-2002                0%  03-2003                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                              $65,217                    $44,976
  Location                                                             Comparable             0%  Comparable             0%
  Number of Units                            564                       138                  -10%  209                   -5%
  Quality / Appeal                           Good                      Superior             -10%  Inferior               5%
  Age / Condition                            1977                      1984 / Good           -5%  1976 / Average         0%
  Occupancy at Sale                          81%                       94%                    0%  95%                    0%
  Amenities                                  Good                      Inferior              10%  Inferior              15%
  Average Unit Size (SF)                     730                       840                    0%  640                    5%
PHYSICAL ADJUSTMENT                                                                         -15%                        20%
FINAL ADJUSTED VALUE ($/UNIT)                                                    $55,435                    $53,971

                                                      COMPARABLE                   COMPARABLE                 COMPARABLE
            DESCRIPTION                                  I - 3                        I - 4                      I - 5
--------------------------------------       --------------------------   -------------------------  --------------------------
  Property Name                              Knollwood                    Windsor Court              Cascade Village

  Address                                    15196 E Lousiana Drive       1570 Joliet                6880 W 91st Street

  City                                       Aurora, Colorado             Aurora, Colorado           Westminster, Colorado
  Sale Date                                  May, 2002                    January, 2003              December, 2002
  Sale Price ($)                             $6,350,000                   $6,200,000                 $38,700,000
  Net Rentable Area (SF)                     96,296                       102,408                    340,548
  Number of Units                            110                          143                        444
  Price Per Unit                             $57,727                      $43,357                    $87,162
  Year Built                                 1982                         1973                       1987
  Land Area (Acre)                           5.6900                       3.9200                     16.9200
VALUE ADJUSTMENTS                            DESCRIPTION          ADJ.    DESCRIPTION          ADJ.  DESCRIPTION           ADJ.
  Property Rights Conveyed                   Fee Simple Estate     0%     Fee Simple Estate     0%   Fee Simple Estate      0%
  Financing                                  Cash To Seller        0%     Cash To Seller        0%   Cash To Seller         0%
  Conditions of Sale                         Arm's Length          0%     Arm's Length          0%   Arm's Length           0%
  Date of Sale (Time)                        05-2002               0%     01-2003               0%   12-2002                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                    $57,727                      $43,357                    $87,162
  Location                                   Comparable            0%     Inferior              5%   Superior             -10%
  Number of Units                            110                 -10%     143                 -10%   444                    0%
  Quality / Appeal                           Superior             -5%     Inferior              5%   Superior             -15%
  Age / Condition                            1982 / Good          -5%     1973 / Average        5%   1987 / Good          -15%
  Occupancy at Sale                          95%                   0%     95%                   0%   90%                    0%
  Amenities                                  Inferior             10%     Inferior             15%   Inferior               5%
  Average Unit Size (SF)                     875                   0%     716                   0%   767                    0%
PHYSICAL ADJUSTMENT                                              -10%                          20%                        -35%
FINAL ADJUSTED VALUE ($/UNIT)                          $51,955                      $52,028                     $56,655

SUMMARY

VALUE RANGE (PER UNIT)                 $51,955 TO $    56,655
MEAN (PER UNIT)                        $54,009
MEDIAN (PER UNIT)                      $53,971
VALUE CONCLUSION (PER UNIT)            $54,000

VALUE OF IMPROVEMENT & MAIN SITE                            $30,456,000
LESS: LEASE-UP COST                                        -$   100,000
VALUE INDICATED BY SALES COMPARISON APPROACH                $30,356,000
ROUNDED                                                     $30,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
TAMARAC VILLAGE, DENVER, COLORADO

                            NOI PER UNIT COMPARISON

                      SALE PRICE                 NOI/       SUBJECT NOI
COMPARABLE   NO. OF   ----------               --------    --------------  ADJUSTMENT    INDICATED
   NO.        UNITS   PRICE/UNIT     OAR       NOI/UNIT    SUBJ. NOI/UNIT    FACTOR     VALUE/UNIT
----------   ------   ----------     ---       --------    --------------  ----------   ----------
  I-1         138     $ 9,000,000    7.78%   $   700,605    $ 2,727,747      0.953       $ 62,129
                      $    65,217            $     5,077    $     4,836
  I-2         209     $ 9,400,000    9.90%   $   930,290    $ 2,727,747      1.087       $ 48,869
                      $    44,976            $     4,451    $     4,836
  I-3         110     $ 6,350,000    8.40%   $   533,520    $ 2,727,747      0.997       $ 57,564
                      $    57,727            $     4,850    $     4,836
  I-4         143     $ 6,200,000   10.00%   $   620,150    $ 2,727,747      1.115       $ 48,353
                      $    43,357            $     4,337    $     4,836
  I-5         444     $38,700,000    8.30%   $ 3,210,170    $ 2,727,747      0.669       $ 58,305
                      $    87,162            $     7,230    $     4,836

                                   PRICE/UNIT

Low            High    Average     Median
$48,353      $62,129   $55,044     $57,564

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                  $    52,000
Number of Units                                   564
Value                                     $29,328,000
  Less: Lease-Up Cost                    -$   100,000
                                         ------------
Value Based on NOI Analysis               $29,228,000
                              Rounded     $29,200,000

The adjusted sales indicate a range of value between $48,353 and $62,129 per unit, with an average of $55,044 per unit. Based on the subject's competitive position within the improved sales, a value of $52,000 per unit is estimated. This indicates an "as is" market value of $29,200,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
TAMARAC VILLAGE, DENVER, COLORADO

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                      SALE PRICE
COMPARABLE   NO. OF   ----------     EFFECTIVE     OPERATING               SUBJECT
    NO.      UNITS    PRICE/UNIT    GROSS INCOME    EXPENSE       OER   PROJECTED OER   EGIM
----------   ------   ----------    ------------  ----------      ---   -------------   ----
   I-1        138     $ 9,000,000   $ 1,182,076   $   481,471   40.73%                  7.61
                      $    65,217
   I-2        209     $ 9,400,000   $ 1,654,573   $   724,283   43.77%                  5.68
                      $    44,976
   I-3        110     $ 6,350,000   $   889,200   $   355,680   40.00%                  7.14
                                                                            35.70%
                      $    57,727
   I-4        143     $ 6,200,000   $ 1,145,604   $   525,454   45.87%                  5.41
                      $    43,357
   I-5        444     $38,700,000   $ 4,408,970   $ 1,198,800   27.19%                  8.78
                      $    87,162

                                      EGIM

 Low        High   Average  Median
 ---        ----   -------  ------
5.41        8.78     6.93    7.14

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                      7.00
Subject EGI                                 $ 4,417,860

Value                                       $30,925,020
   Less: Lease-Up Cost                     -$   100,000
                                            -----------
Value Based on EGIM Analysis                $30,825,020
                                 Rounded    $30,800,000

        Value Per Unit                      $    54,610

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 35.70% before reserves. The comparable sales indicate a range of expense ratios from 27.19% to 45.87%, while their EGIMs range from 5.41 to 8.78. Overall, we conclude to an EGIM of 7.00, which results in an "as is" value estimate in the EGIM Analysis of $30,800,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $30,500,000.

Price Per Unit         $30,400,000
NOI Per Unit           $29,200,000
EGIM Analysis          $30,800,000

Sales Comparison Co    $30,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
TAMARAC VILLAGE, DENVER, COLORADO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
TAMARAC VILLAGE, DENVER, COLORADO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                             Average
             Unit Area  -----------------
Unit Type    (Sq. Ft.)  Per Unit   Per SF   %Occupied
---------    ---------  --------   ------   ---------
 1Bd/1Ba        530       $537      $1.01     92.0%
 1Bd/1Ba        560       $560      $1.00     87.3%
 1Bd/1Ba        660       $605      $0.92     65.8%
 1Bd/1Ba        700       $615      $0.88     86.5%
 1Bd/1Ba        740       $615      $0.83     71.3%
 2Bd/1Ba        900       $749      $0.83     81.8%
 2Bd/2Ba        950       $779      $0.82     86.7%
 2Bd/2Ba       1016       $801      $0.79     87.5%
 2Bd/2Ba       1020       $799      $0.78     73.4%
 2Bd/2Ba       1035       $816      $0.79     78.8%
 Studio         450       $512      $1.14     60.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
TAMARAC VILLAGE, DENVER, COLORADO

                                 RENT ANALYSIS

                                                                                        COMPARABLE RENTS
                                                               ------------------------------------------------------------
                                                                  R-1          R-2        R-3         R-4          R-5
                                                               ----------   --------   ---------  ----------   ------------
                                                                  The
                                                               Willows at
                                                                Tamarac     The Glen   The Lodge  Stone Creek  The Prescott
                                                               ------------------------------------------------------------
                                                                                  COMPARISON TO SUBJECT
                                           SUBJECT   SUBJECT   ------------------------------------------------------------
                            SUBJECT UNIT   ACTUAL    ASKING     Slightly               Slightly
     DESCRIPTION               TYPE         RENT      RENT      Inferior     Similar   Inferior     Similar       Similar
     -----------            ------------   -------   -------   ----------    -------   --------     -------       -------
Monthly Rent                1Bd/1Ba        $  537    $  635      $ 500
Unit Area (SF)                                530       530        545
Monthly Rent Per Sq. Ft.                   $ 1.01    $ 1.20      $0.92

Monthly Rent                1Bd/1Ba        $  560    $  705      $ 500
Unit Area (SF)                                560       560        572
Monthly Rent Per Sq. Ft.                   $ 1.00    $ 1.26      $0.87

Monthly Rent                1Bd/1Ba        $  605    $  685      $ 525       $ 615       $ 579                   $   615
Unit Area (SF)                                660       660        621         660         625                       660
Monthly Rent Per Sq. Ft.                   $ 0.92    $ 1.04      $0.85       $0.93       $0.93                   $  0.93

Monthly Rent                1Bd/1Ba        $  615    $  715      $ 625                              $  720
Unit Area (SF)                                700       700        705                                 713
Monthly Rent Per Sq. Ft.                   $ 0.88    $ 1.02      $0.89                              $ 1.01

Monthly Rent                1Bd/1Ba        $  615    $  735                                         $  680       $   635
Unit Area (SF)                                740       740                                            735           742
Monthly Rent Per Sq. Ft.                   $ 0.83    $ 0.99                                         $ 0.93       $  0.86

Monthly Rent                2Bd/1Ba        $  749    $  835
Unit Area (SF)                                900       900
Monthly Rent Per Sq. Ft.                   $ 0.83    $ 0.93

Monthly Rent                2Bd/2Ba        $  779    $  850                  $ 725       $ 769      $  808
Unit Area (SF)                                950       950                    873         825         940
Monthly Rent Per Sq. Ft.                   $ 0.82    $ 0.89                  $0.83       $0.93      $ 0.86

Monthly Rent                2Bd/2Ba        $  801    $  860                                                      $   750
Unit Area (SF)                              1,016     1,016                                                        1,000
Monthly Rent Per Sq. Ft.                   $ 0.79    $ 0.85                                                      $  0.75

Monthly Rent                2Bd/2Ba        $  799    $  880                                                      $   770
Unit Area (SF)                              1,020     1,020                                                        1,040
Monthly Rent Per Sq. Ft.                   $ 0.78    $ 0.86                                                      $  0.74

Monthly Rent                2Bd/2Ba        $  816    $  900                                         $  980       $   817
Unit Area (SF)                              1,035     1,035                                          1,085         1,082
Monthly Rent Per Sq. Ft.                   $ 0.79    $ 0.87                                         $ 0.90       $  0.76

Monthly Rent                STUDIO         $  512    $  530                  $ 535       $ 499                   $   500
Unit Area (SF)                                450       450                    440         425                       460
Monthly Rent Per Sq. Ft.                   $ 1.14    $ 1.18                  $1.22       $1.17                   $  1.09

     DESCRIPTION              MIN      MAX      MEDIAN   AVERAGE
     -----------              ---      ---      ------   -------
Monthly Rent                $  500   $  500    $  500   $   500
Unit Area (SF)                 545      545       545       545
Monthly Rent Per Sq. Ft.    $ 0.92   $ 0.92    $ 0.92   $  0.92

Monthly Rent                $  500   $  500    $  500   $   500
Unit Area (SF)                 572      572       572       572
Monthly Rent Per Sq. Ft.    $ 0.87   $ 0.87    $ 0.87   $  0.87

Monthly Rent                $  525   $  615    $  597   $   584
Unit Area (SF)                 621      660       643       642
Monthly Rent Per Sq. Ft.    $ 0.85   $ 0.93    $ 0.93   $  0.91

Monthly Rent                $  625   $  720    $  673   $   673
Unit Area (SF)                 705      713       709       709
Monthly Rent Per Sq. Ft.    $ 0.89   $ 1.01    $ 0.95   $  0.95

Monthly Rent                $  635   $  680    $  658   $   658
Unit Area (SF)                 735      742       739       739
Monthly Rent Per Sq. Ft.    $ 0.86   $ 0.93    $ 0.89   $  0.89

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                $  725   $  808    $  769   $   767
Unit Area (SF)                 825      940       873       879
Monthly Rent Per Sq. Ft.    $ 0.83   $ 0.93    $ 0.86   $  0.87

Monthly Rent                $  750   $  750    $  750   $   750
Unit Area (SF)               1,000    1,000     1,000     1,000
Monthly Rent Per Sq. Ft.    $ 0.75   $ 0.75    $ 0.75   $  0.75

Monthly Rent                $  770   $  770    $  770   $   770
Unit Area (SF)               1,040    1,040     1,040     1,040
Monthly Rent Per Sq. Ft.    $ 0.74   $ 0.74    $ 0.74   $  0.74

Monthly Rent                $  817   $  980    $  898   $   898
Unit Area (SF)               1,082    1,085     1,083     1,083
Monthly Rent Per Sq. Ft.    $ 0.76   $ 0.90    $ 0.83   $  0.83

Monthly Rent                $  499   $  535    $  500   $   511
Unit Area (SF)                 425      460       440       442
Monthly Rent Per Sq. Ft.    $ 1.09   $ 1.22    $ 1.17   $  1.16

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
TAMARAC VILLAGE, DENVER, COLORADO

                         GROSS RENTAL INCOME PROJECTION

                                                  Market Rent
                                    Unit Area  ------------------      Monthly        Annual
Unit Type       Number of Units     (Sq. Ft.)  Per Unit    Per SF       Income        Income
---------       ---------------     ---------  --------    ------      -------      ----------
1Bd/1Ba                50             530        $560       $1.06      $ 28,000     $  336,000
1Bd/1Ba               118             560        $590       $1.05      $ 69,620     $  835,440
1Bd/1Ba                38             660        $630       $0.95      $ 23,940     $  287,280
1Bd/1Ba               111             700        $650       $0.93      $ 72,150     $  865,800
1Bd/1Ba                80             740        $690       $0.93      $ 55,200     $  662,400
2Bd/1Ba                11             900        $780       $0.87      $ 8 ,580     $  102,960
2Bd/2Ba                15             950        $815       $0.86      $ 12,225     $  146,700
2Bd/2Ba                24           1,016        $820       $0.81      $ 19,680     $  236,160
2Bd/2Ba                64           1,020        $830       $0.81      $ 53,120     $  637,440
2Bd/2Ba                33           1,035        $845       $0.82      $ 27,885     $  334,620
Studio                 20             450        $530       $1.18      $ 10,600     $  127,200
                                                                       --------     ----------
                                                            Total      $381,000     $4,572,000
                                                                       ========     ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
TAMARAC VILLAGE, DENVER, COLORADO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                  FISCAL YEAR       2000       FISCAL YEAR        2001      FISCAL YEAR      2002
                                 -------------------------- ----------------------------- --------------------------
                                           ACTUAL                       ACTUAL                      ACTUAL
                                 -------------------------- ----------------------------- --------------------------
        DESCRIPTION                 TOTAL        PER UNIT        TOTAL        PER UNIT        TOTAL       PER UNIT
----------------------------------------------------------- ----------------------------- --------------------------
Revenues
    Rental Income                $ 4,464,024    $     7,915   $ 4,698,263    $     8,330   $ 4,531,060   $     8,034

    Vacancy                      $   179,454    $       318   $   335,951    $       596   $   547,227   $       970
    Credit Loss/Concessions      $    15,925    $        28   $    59,705    $       106   $   109,716   $       195
                                 -----------------------------------------------------------------------------------
      Subtotal                   $   195,379    $       346   $   395,656    $       702   $   656,943   $     1,165

    Laundry Income               $    30,807    $        55   $    35,701    $        63   $    23,735   $        42
    Garage Revenue               $    18,346    $        33   $    19,122    $        34   $    15,661   $        28
    Other Misc. Revenue          $   359,110    $       637   $   447,796    $       794   $   342,604   $       607
                                 -----------------------------------------------------------------------------------
      Subtotal Other Income      $   408,263    $       724   $   502,619    $       891   $   382,000   $       677

                                 -----------------------------------------------------------------------------------
Effective Gross Income           $ 4,676,908    $     8,292   $ 4,805,226    $     8,520   $ 4,256,117   $     7,546

Operating Expenses
    Taxes                        $   145,930    $       259   $   225,831    $       400   $   173,587   $       308
    Insurance                    $    47,078    $        83   $    75,277    $       133   $    83,965   $       149
    Utilities                    $   327,789    $       581   $   367,386    $       651   $   273,696   $       485
    Repair & Maintenance         $   184,541    $       327   $   186,974    $       332   $   152,090   $       270
    Cleaning                     $         0    $         0   $         0    $         0   $         0   $         0
    Landscaping                  $         0    $         0   $         0    $         0   $         0   $         0
    Security                     $         0    $         0   $         0    $         0   $         0   $         0
    Marketing & Leasing          $    93,354    $       166   $    59,730    $       106   $   104,832   $       186
    General Administrative       $   524,192    $       929   $   463,398    $       822   $   430,000   $       762
    Management                   $   233,712    $       414   $   258,778    $       459   $   214,771   $       381
    Miscellaneous               ($    53,740)  -$        95  ($    39,884)  -$        71   $    12,025   $        21

                                 -----------------------------------------------------------------------------------
Total Operating Expenses         $ 1,502,856    $     2,665   $ 1,597,490    $     2,832   $ 1,444,966   $     2,562

    Reserves                     $         0    $         0   $         0    $         0   $         0   $         0

                                 -----------------------------------------------------------------------------------
Net Income                       $ 3,174,052    $     5,628   $ 3,207,736    $     5,687   $ 2,811,151   $     4,984

                                 FISCAL YEAR      2003       ANNUALIZED       2003
                                 ------------------------- -------------------------
                                      MANAGEMENT BUDGET              PROJECTION                   AAA PROJECTION
                                 ------------------------- ---------------------------- ----------------------------------
        DESCRIPTION                 TOTAL        PER UNIT        TOTAL      PER UNIT        TOTAL        PER UNIT      %
---------------------------------------------------------- ---------------------------- ----------------------------------
Revenues
    Rental Income                $ 4,378,722   $     7,764   $ 4,251,288   $     7,538   $ 4,572,000   $     8,106   100.0%

    Vacancy                      $   462,200   $       820   $   607,612   $     1,077   $   480,060   $       851    10.5%
    Credit Loss/Concessions      $    10,000   $        18   $    94,608   $       168   $    91,440   $       162     2.0%
                                 -----------------------------------------------------------------------------------------
      Subtotal                   $   472,200   $       837   $   702,220   $     1,245   $   571,500   $     1,013    12.5%

    Laundry Income               $    52,522   $        93   $    33,012   $        59   $    33,840   $        60     0.7%
    Garage Revenue               $         0   $         0   $    12,604   $        22   $    16,920   $        30     0.4%
    Other Misc. Revenue          $   361,906   $       642   $   304,552   $       540   $   366,600   $       650     8.0%
                                 -----------------------------------------------------------------------------------------
      Subtotal Other Income      $   414,428   $       735   $   350,168   $       621   $   417,360   $       740     9.1%

                                 -----------------------------------------------------------------------------------------
Effective Gross Income           $ 4,320,950   $     7,661   $ 3,899,236   $     6,914   $ 4,417,860   $     7,833   100.0%

Operating Expenses
    Taxes                        $   197,606   $       350   $   193,696   $       343   $   197,400   $       350     4.5%
    Insurance                    $    93,438   $       166   $    91,204   $       162   $    93,060   $       165     2.1%
    Utilities                    $   328,207   $       582   $   388,120   $       688   $   327,120   $       580     7.4%
    Repair & Maintenance         $   186,098   $       330   $   253,412   $       449   $   186,120   $       330     4.2%
    Cleaning                     $         0   $         0   $         0   $         0   $         0   $         0     0.0%
    Landscaping                  $         0   $         0   $         0   $         0   $         0   $         0     0.0%
    Security                     $         0   $         0   $         0   $         0   $         0   $         0     0.0%
    Marketing & Leasing          $   119,466   $       212   $   144,168   $       256   $   121,260   $       215     2.7%
    General Administrative       $   422,606   $       749   $   434,668   $       771   $   431,460   $       765     9.8%
    Management                   $   228,465   $       405   $   208,120   $       369   $   220,893   $       392     5.0%
    Miscellaneous                $         0   $         0   $    36,368   $        64   $         0   $         0     0.0%

                                 -----------------------------------------------------------------------------------------
Total Operating Expenses         $ 1,575,886   $     2,794   $ 1,749,756   $     3,102   $ 1,577,313   $     2,797    35.7%

    Reserves                     $         0   $         0   $         0   $         0   $   112,800   $       200     7.2%

                                 -----------------------------------------------------------------------------------------
Net Income                       $ 2,745,064   $     4,867   $ 2,149,480   $     3,811   $ 2,727,747   $     4,836    61.7%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12.5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
TAMARAC VILLAGE, DENVER, COLORADO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY

                                1ST QUARTER 2003

                            NATIONAL APARTMENT MARKET

                                 CAPITALIZATION RATES
                 ---------------------------------------------------
                       GOING-IN                     TERMINAL
--------------------------------------------------------------------
                  LOW              HIGH       LOW               HIGH
RANGE            6.00%            10.00%      7.00%            10.00%
AVERAGE                   8.14%                       8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
TAMARAC VILLAGE, DENVER, COLORADO

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.          SALE DATE         OCCUP.            PRICE/UNIT           OAR
---------------------------------------------------------------------------------
I-1                 Aug-02             94%               $65,217            7.78%
I-2                 Mar-03             95%               $44,976            9.90%
I-3                 May-02             95%               $57,727            8.40%
I-4                 Jan-03             95%               $43,357           10.00%
I-5                 Dec-02             90%               $87,162            8.30%
                                                            High           10.00%
                                                             Low            7.78%
                                                         Average            8.88%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $29,200,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
TAMARAC VILLAGE, DENVER, COLORADO

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
TAMARAC VILLAGE, DENVER, COLORADO

DISCOUNTED CASH FLOW ANALYSIS

                                                   TAMARAC VILLAGE
-----------------------------------------------------------------------------------------------------------------------
               YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                    1             2             3             4             5             6
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $4,572,000    $4,572,000    $4,617,720    $4,756,252    $4,898,939    $5,045,907

  Vacancy                              $  597,626    $  480,060    $  484,861    $  499,406    $  514,389    $  529,820
  Credit Loss                          $   91,440    $   91,440    $   92,354    $   95,125    $   97,979    $  100,918
  Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  689,066    $  571,500    $  577,215    $  594,531    $  612,367    $  630,738

  Laundry Income                       $   33,840    $   33,840    $   34,178    $   35,204    $   36,260    $   37,348
  Garage Revenue                       $   16,920    $   16,920    $   17,089    $   17,602    $   18,130    $   18,674
  Other Misc. Revenue                  $  366,600    $  366,600    $  370,266    $  381,374    $  392,815    $  404,600
                                       --------------------------------------------------------------------------------
    Subtotal Other Income              $  417,360    $  417,360    $  421,534    $  434,180    $  447,205    $  460,621
                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $4,300,294    $4,417,860    $4,462,039    $4,595,900    $4,733,777    $4,875,790

OPERATING EXPENSES:
  Taxes                                $  197,400    $  203,322    $  209,422    $  215,704    $  222,175    $  228,841
  Insurance                            $   93,060    $   95,852    $   98,727    $  101,689    $  104,740    $  107,882
  Utilities                            $  327,120    $  336,934    $  347,042    $  357,453    $  368,176    $  379,222
  Repair & Maintenance                 $  186,120    $  191,704    $  197,455    $  203,378    $  209,480    $  215,764
  Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $  121,260    $  124,898    $  128,645    $  132,504    $  136,479    $  140,574
  General Administrative               $  431,460    $  444,404    $  457,736    $  471,468    $  485,612    $  500,180
  Management                           $  215,015    $  220,893    $  223,102    $  229,795    $  236,689    $  243,790
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,571,435    $1,618,006    $1,662,128    $1,711,992    $1,763,351    $1,816,252

  Reserves                             $  112,800    $  116,184    $  119,670    $  123,260    $  126,957    $  130,766
                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $2,616,060    $2,683,670    $2,680,241    $2,760,648    $2,843,468    $2,928,772
                                       ================================================================================
  Operating Expense Ratio (% of EGI)         36.5%         36.6%         37.3%         37.3%         37.3%         37.3%
  Operating Expense Per Unit           $    2,786    $    2,869    $    2,947    $    3,035    $    3,127    $    3,220
                                       ================================================================================
                                             TAMARAC VILLAGE
---------------------------------------------------------------------------------------------------------
               YEAR                     APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
            FISCAL YEAR                    7             8             9             10            11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $5,197,285    $5,353,203    $5,513,799    $5,679,213    $5,849,590

  Vacancy                              $  545,715    $  562,086    $  578,949    $  596,317    $  614,207
  Credit Loss                          $  103,946    $  107,064    $  110,276    $  113,584    $  116,992
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  649,661    $  669,150    $  689,225    $  709,902    $  731,199

  Laundry Income                       $   38,468    $   39,622    $   40,811    $   42,035    $   43,296
  Garage Revenue                       $   19,234    $   19,811    $   20,405    $   21,018    $   21,648
  Other Misc. Revenue                  $  416,738    $  429,240    $  442,117    $  455,380    $  469,042
                                       ------------------------------------------------------------------
    Subtotal Other Income              $  474,440    $  488,673    $  503,333    $  518,433    $  533,986
                                       ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $5,022,064    $5,172,726    $5,327,907    $5,487,745    $5,652,377

OPERATING EXPENSES:
  Taxes                                $  235,706    $  242,777    $  250,060    $  257,562    $  265,289
  Insurance                            $  111,119    $  114,452    $  117,886    $  121,422    $  125,065
  Utilities                            $  390,598    $  402,316    $  414,386    $  426,817    $  439,622
  Repair & Maintenance                 $  222,237    $  228,904    $  235,771    $  242,844    $  250,130
  Cleaning                             $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $  144,791    $  149,135    $  153,609    $  158,217    $  162,963
  General Administrative               $  515,186    $  530,641    $  546,561    $  562,957    $  579,846
  Management                           $  251,103    $  258,636    $  266,395    $  274,387    $  282,619
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,870,740    $1,926,862    $1,984,668    $2,044,208    $2,105,534

  Reserves                             $  134,689    $  138,730    $  142,892    $  147,178    $  151,594
                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $3,016,635    $3,107,134    $3,200,348    $3,296,359    $3,395,249
                                       ==================================================================
  Operating Expense Ratio (% of EGI)         37.3%         37.3%         37.3%         37.3%         37.3%
  Operating Expense Per Unit           $    3,317    $    3,416    $    3,519    $    3,624    $    3,733
                                       ==================================================================

Estimated Stabilized NOI  $2,727,747   Sales Expense Rate   2.00%
Months to Stabilized               6   Discount Rate       11.50%
Stabilized Occupancy            89.5%  Terminal Cap Rate    9.50%

Gross Residual Sale Price      $35,739,467   Deferred Maintenance       $         0
     Less: Sales Expense       $   714,789   Add: Excess Land           $         0
                               -----------
Net Residual Sale Price        $35,024,677   Other Adjustments          $         0
                                                                        -----------
PV of Reversion                $11,793,032   Value Indicated By "DCF"   $29,237,035
Add: NPV of NOI                $17,444,004                  Rounded     $29,200,000
                               -----------
PV Total                       $29,237,035

                               "DCF" VALUE SENSITIVITY TABLE

                                                   DISCOUNT RATE
                          ---------------------------------------------------------------
      TOTAL VALUE            11.00%      11.25%        11.50%       11.75%      12.00%
-----------------------------------------------------------------------------------------
                   9.00%  $30,877,499  $30,379,443  $29,892,204  $29,415,509  $28,949,096
                   9.25%  $30,525,596  $30,035,368  $29,555,766  $29,086,523  $28,627,379
TERMINAL CAP RATE  9.50%  $30,192,213  $29,709,402  $29,237,035  $28,774,851  $28,322,595
                   9.75%  $29,875,927  $29,400,152  $28,934,650  $28,479,163  $28,033,441
                  10.00%  $29,575,456  $29,106,365  $28,647,384  $28,198,259  $27,758,745

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
TAMARAC VILLAGE, DENVER, COLORADO

INCOME LOSS DURING LEASE-UP

The subject is currently 81% occupied, below our stabilized occupancy projection. We have estimated a 06-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $100,000 as shown in the following table.

         DESCRIPTION                        YEAR 1
----------------------------------------------------
"As Is" Net Operating Income              $2,616,060
Stabilized Net Operating Income           $2,727,747

                                          ----------
Difference                                $  111,687

PV of Income Loss During Lease-Up         $  100,168

                                          ----------
                              Rounded     $  100,000
                                          ----------

CONCESSIONS

Concessions have historically not been utilized a the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
TAMARAC VILLAGE, DENVER, COLORADO

                                TAMARAC VILLAGE

                                                                  TOTAL      PER SQ. FT.   PER UNIT     %OF EGI
                                                               -----------   -----------   --------     -------
REVENUE

           Base Rent                                           $ 4,572,000   $     11.11   $  8,106

           Less: Vacancy & Collection Loss             12.50%  $   571,500   $      1.39   $  1,013

           Plus: Other Income
             Laundry Income                                    $    33,840   $      0.08   $     60       0.77%
             Garage Revenue                                    $    16,920   $      0.04   $     30       0.38%
             Other Misc. Revenue                               $   366,600   $      0.89   $    650       8.30%
                                                               -----------   -----------   --------      -----
                     Subtotal Other Income                     $   417,360   $      1.01   $    740       9.45%

EFFECTIVE GROSS INCOME                                         $ 4,417,860   $     10.74   $  7,833

OPERATING EXPENSES:

           Taxes                                               $   197,400   $      0.48   $    350       4.47%
           Insurance                                           $    93,060   $      0.23   $    165       2.11%
           Utilities                                           $   327,120   $      0.79   $    580       7.40%
           Repair & Maintenance                                $   186,120   $      0.45   $    330       4.21%
           Cleaning                                            $         0   $      0.00   $      0       0.00%
           Landscaping                                         $         0   $      0.00   $      0       0.00%
           Security                                            $         0   $      0.00   $      0       0.00%
           Marketing & Leasing                                 $   121,260   $      0.29   $    215       2.74%
           General Administrative                              $   431,460   $      1.05   $    765       9.77%
           Management                                   5.00%  $   220,893   $      0.54   $    392       5.00%
           Miscellaneous                                       $         0   $      0.00   $      0       0.00%

TOTAL OPERATING EXPENSES                                       $ 1,577,313   $      3.83   $  2,797      35.70%

           Reserves                                            $   112,800   $      0.27   $    200       2.55%

                                                               -----------   -----------   --------      -----
NET OPERATING INCOME                                           $ 2,727,747   $      6.63   $  4,836      61.74%
                                                               ===========   ===========   ========      =====

           "GOING IN" CAPITALIZATION RATE                             9.00%

           VALUE INDICATION                                    $30,308,300   $     73.65   $ 53,738

           LESS: LEASE-UP COST                                ($   100,000)

           "AS IS" VALUE INDICATION
             (DIRECT CAPITALIZATION APPROACH)                  $30,208,300

                                     ROUNDED                   $30,200,000   $     73.38   $ 53,546

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 37
TAMARAC VILLAGE, DENVER, COLORADO

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE      VALUE         ROUNDED     $/UNIT      $/SF
--------   -----------    -----------   -------    ------
 8.25%     $32,963,600    $33,000,000   $58,511    $80.19
 8.50%     $31,991,141    $32,000,000   $56,738    $77.76
 8.75%     $31,074,251    $31,100,000   $55,142    $75.57
 9.00%     $30,208,300    $30,200,000   $53,546    $73.38
 9.25%     $29,389,157    $29,400,000   $52,128    $71.44
 9.50%     $28,613,126    $28,600,000   $50,709    $69.50
 9.75%     $27,876,892    $27,900,000   $49,468    $67.80

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $30,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                  $29,200,000
Direct Capitalization Method                   $30,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $30,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 38
TAMARAC VILLAGE, DENVER, COLORADO

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                             Not Utilized
Sales Comparison Approach                                 $30,500,000
Income Approach                                           $30,000,000
Reconciled Value                                          $30,000,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 13, 2003 the market value of the fee simple estate in the property is:

                                   $30,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
TAMARAC VILLAGE, DENVER, COLORADO

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TAMARAC VILLAGE, DENVER, COLORADO

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TAMARAC VILLAGE, DENVER, COLORADO

                               SUBJECT PHOTOGRAPHS

        [PICTURE]                               [PICTURE]

  EXTERIOR - ENTRANCE                  EXTERIOR - LANDSCAPE & PARK

        [PICTURE]                              [PICTURE]

EXTERIOR - APARTMENT BUILDING          INTERIOR - APARTMENT UNIT

        [PICTURE]                              [PICTURE]

INTERIOR - APARTMENT UNIT              INTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TAMARAC VILLAGE, DENVER, COLORADO

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                [PICTURE]

EXTERIOR - APARTMENT BUILDING                 EXTERIOR - PARKING

         [PICTURE]                                [PICTURE]

   INTERIOR - CLUBHOUSE                     INTERIOR - CLUBHOUSE GYM

         [PICTURE]                                [PICTURE]

   INTERIOR - CLUBHOUSE                      EXTERIOR - POOL AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TAMARAC VILLAGE, DENVER, COLORADO

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TAMARAC VILLAGE, DENVER, COLORADO

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1              COMPARABLE I-2               COMPARABLE I-3
      THE COLONNADE               SIERRA VISTA                   KNOLLWOOD
   15301 E Ford Circle        8851 E Florida Avenue       15196 E Lousiana Drive
    Aurora, Colorado            Aurora, Colorado             Aurora, Colorado

        [PICTURE]                   [PICTURE]                    [PICTURE]


     COMPARABLE I-4              COMPARABLE I-5
      WINDSOR COURT              CASCADE VILLAGE
       1570 Joliet             6880 W 91st Street
    Aurora, Colorado          Westminster, Colorado

        [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TAMARAC VILLAGE, DENVER, COLORADO

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                              COMPARABLE
          DESCRIPTION                              SUBJECT                                      R - 1
------------------------------------------------------------------------------------------------------------------------
  Property Name                   Tamarac Village                             The Willows at Tamarac
  Management Company              AIMCO                                       Terry Johnson & Associates
LOCATION:
  Address                         3300 South Tamarac Drive                    8525 E Hampden Avenue
  City, State                     Denver, Colorado                            Denver, Colorado
  County                          Denver County                               Denver County
  Proximity to Subject                                                        1/2 mile east of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          411,529
  Year Built                      1977                                        1972
  Effective Age                   15                                          25
  Building Structure Type
  Parking Type (Gr., Cov., etc.)  Open Covered, open                          open
  Number of Units                 564                                         214
  Unit Mix:                          Type          Unit       Qty.       Mo.      Type          Unit     Qty.     Mo.
                                   1 1Bd/1Ba         530       50       $537  1 1Bd/1Ba Jr       545             $500
                                   2 1Bd/1Ba         560      118       $560  2 1Bd/1Ba          572             $500
                                   3 1Bd/1Ba         660       38       $605  3 1Bd/1Ba          621             $525
                                   4 1Bd/1Ba         700      111       $615  4 1Bd/1Ba          705             $625
                                   5 1Bd/1Ba         740       80       $615    2Bd/1Ba          890             $725
                                   6 2Bd/1Ba         900       11       $749    2Bd/2Ba          977             $750
                                   7 2Bd/2Ba         950       15       $779    1Bd/1.5Ba TH     832             $650
                                   8 2Bd/2Ba       1,016       24       $801    3Bd/2.5Ba TH   1,432             $900
                                   9 2Bd/2Ba       1,020       64       $799
                                  10 2Bd/2Ba       1,035       33       $816
                                  11 Studio          450       20       $512

  Average Unit Size (SF)          730
  Unit Breakdown:                    Efficiency          2-Bedroom              Efficiency              2-Bedroom
                                     1-Bedroom           3-Bedroom              1-Bedroom               3-Bedroom
CONDITION:                        Good                                        Good
APPEAL:                           Good                                        Good
AMENITIES:
  Unit Amenities                        Attach. Garage    X  Vaulted Ceiling       Attach. Garage        Vaulted Ceiling
                                     X  Balcony                                 X  Balcony
                                     X  Fireplace                               X  Fireplace
                                     X  Cable TV Ready                          X  Cable TV Ready
  Project Amenities                  X  Swimming Pool                           X  Swimming Pool
                                     X  Spa/Jacuzzi          Car Wash           X  Spa/Jacuzzi          Car Wash
                                        Basketball Court     BBQ Equipment         Basketball Court     BBQ Equipment
                                        Volleyball Court     Theater Room          Volleyball Court     Theater Room
                                     X  Sand Volley Ball  X  Meeting Hall          Sand Volley Ball     Meeting Hall
                                     X  Tennis Court         Secured Parking       Tennis Court         Secured Parking
                                     X  Racquet Ball      X  Laundry Room          Racquet Ball      X  Laundry Room
                                        Jogging Track     X  Business Office       Jogging Track        Business Office
                                     X  Gym Room                                X  Gym Room
OCCUPANCY:                        81%                                         86%
LEASING DATA:
  Available Leasing Terms         6-12 month leases                           6-12 Month leases
  Concessions                     $199 deposit, $40 application fees          1 month free w/ 12 month lease
  Pet Deposit                     $250                                        none allowed
  Utilities Paid by Tenant:          X  Electric          X  Natural Gas        X  Electric          X  Natural Gas
                                     X  Water             X  Trash                 Water                Trash
  Confirmation                    Trish Cuda (property manager)               Leasing Agent
  Telephone Number                                                            303-750-0124
NOTES:

  COMPARISON TO SUBJECT:                                                      Slightly Inferior

                                                 COMPARABLE                                 COMPARABLE
          DESCRIPTION                              R - 2                                      R - 3
----------------------------------------------------------------------------------------------------------------------
  Property Name                   The Glen                                   The Lodge
  Management Company              Asher                                      AIMCO
LOCATION:
  Address                         9600 E Girard                              8405 East Hampden Avenue
  City, State                     Denver, Colorado                           Denver, Colorado
  County                          Denver County                              Denver County
  Proximity to Subject            3/4 mile east of subject                   1/4 mile east of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                                                     223,400
  Year Built                      1975                                       1973
  Effective Age                   25                                         25
  Building Structure Type
  Parking Type (Gr., Cov., etc.)  Open                                       Open covered, open
  Number of Units                 300                                        376
  Unit Mix:                          Type         Unit       Qty.      Mo.      Type          Unit      Qty.      Mo.
                                  11 Studio        440                $535   11 Studio         425               $499
                                   3 1Bd/1Ba       660                $615    3 1Bd/1Ba        625               $579
                                   7 2Bd/2Ba       873                $725    7 2Bd/2Ba        825               $769
  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency               2-Bedroom         Efficiency               2-Bedroom
                                    1-Bedroom                3-Bedroom         1-Bedroom                3-Bedroom
CONDITION:                        Good                                       Good
APPEAL:                           Good                                       Good
AMENITIES:
  Unit Amenities                       Attach. Garage       Vaulted Ceiling       Attach. Garage       Vaulted Ceiling
                                    X  Balcony                                 X  Balcony
                                    X  Fireplace                                  Fireplace
                                    X  Cable TV Ready                          X  Cable TV Ready
  Project Amenities                 X  Swimming Pool                           X  Swimming Pool
                                       Spa/Jacuzzi          Car Wash           X  Spa/Jacuzzi          Car Wash
                                       Basketball Court     BBQ Equipment         Basketball Court     BBQ Equipment
                                       Volleyball Court     Theater Room          Volleyball Court     Theater Room
                                       Sand Volley Ball     Meeting Hall       X  Sand Volley Ball     Meeting Hall
                                       Tennis Court         Secured Parking       Tennis Court         Secured Parking
                                       Racquet Ball      X  Laundry Room          Racquet Ball      X  Laundry Room
                                       Jogging Track        Business Office       Jogging Track        Business Office
                                    X  Gym Room                                X  Gym Room
OCCUPANCY:                        90%                                        79%
LEASING DATA:
  Available Leasing Terms         6-12 month leases                          6-12 month leases
  Concessions                     none                                       $99 move-in
  Pet Deposit                     none allowed                               $250
  Utilities Paid by Tenant:         X  Electric          X  Natural Gas        X  Electric             Natural Gas
                                       Water             X  Trash              X  Water             X  Trash
  Confirmation                    Leasing agent                              Leasing agent
  Telephone Number                303-755-5117                               303-755-1872
NOTES:
  COMPARISON TO SUBJECT:          Similar                                      Slightly Inferior

                                                  COMPARABLE                                  COMPARABLE
          DESCRIPTION                               R - 4                                       R - 5
------------------------------------------------------------------------------------------------------------------------
  Property Name                   Stone Creek                                 The Prescott
  Management Company              OMNI
LOCATION:
  Address                         9825 E Girard Avenue                        3150 South Tamarac Drive
  City, State                     Denver, Colorado                            Denver, Colorado
  County                          Denver County                               Denver County
  Proximity to Subject            3/4 mile east of subject                    Across the street from subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                      1974                                        1974
  Effective Age                   25                                          25
  Building Structure Type
  Parking Type (Gr., Cov., etc.)  Open covered, open                          Open
  Number of Units                 450                                         125
  Unit Mix:                           Type            Unit    Qty.    Mo.         Type         Unit     Qty.       Mo.
                                   5 1Bd/1Ba           735           $  680    3 1Bd/1Ba        660               $615
                                   4 1Bd/1Ba loft      713           $  720    5 1Bd/1Ba        742               $635
                                     1Bd/1Ba TH        910           $  780      1Bd/1Ba        932               $725
                                   7 2Bd/2Ba           940           $  785    8 2Bd/2Ba      1,000               $750
                                   7 2Bd/2.5Ba         940           $  830    9 2Bd/2Ba      1,040               $770
                                  10 3Bd/2Ba         1,085           $  980   10 2Bd/2Ba      1,060               $800
                                     3Bd/1.5Ba TH    1,072           $1,050   10 2Bd/2Ba      1,085               $820
                                                                              10 2Bd/2Ba      1,100               $830
                                                                              11 Studio         460               $500
                                                                                 Studio         606               $515
  Average Unit Size (SF)
  Unit Breakdown:                    Efficiency               2-Bedroom          Efficiency           2-Bedroom
                                     1-Bedroom                3-Bedroom          1-Bedroom            3-Bedroom
CONDITION:
APPEAL:
AMENITIES:
  Unit Amenities                        Attach. Garage    X  Vaulted Ceiling        Attach. Garage       Vaulted Ceiling
                                     X  Balcony                                  X  Balcony
                                     X  Fireplace                                   Fireplace
                                     X  Cable TV Ready                           X  Cable TV Ready
  Project Amenities                  X  Swimming Pool                            X  Swimming Pool
                                     X  Spa/Jacuzzi          Car Wash            X  Spa/Jacuzzi          Car Wash
                                        Basketball Court     BBQ Equipment          Basketball Court     BBQ Equipment
                                        Volleyball Court     Theater Room           Volleyball Court     Theater Room
                                        Sand Volley Ball     Meeting Hall           Sand Volley Ball     Meeting Hall
                                        Tennis Court         Secured Parking        Tennis Court         Secured Parking
                                        Racquet Ball      X  Laundry Room           Racquet Ball      X  Laundry Room
                                        Jogging Track     X  Business Office        Jogging Track     X  Business Office
                                     X  Gym Room                                 X  Gym Room


OCCUPANCY:                        80%                                         89%
LEASING DATA:
  Available Leasing Terms         6-12 month leases                           6-12 Month leases
  Concessions                     $100-200 off each month                     none
  Pet Deposit                     $300                                        $250
  Utilities Paid by Tenant:          X  Electric          X  Natural Gas         X  Electric          X  Natural Gas
                                     X  Water                Trash                  Water                Trash
  Confirmation                    Leasing agent                               Leasing agent
  Telephone Number                303-755-2978                                N/A
NOTES:
  COMPARISON TO SUBJECT:          Similar                                     Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TAMARAC VILLAGE, DENVER, COLORADO

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1              COMPARABLE R-2             COMPARABLE R-3
  THE WILLOWS AT TAMARAC             THE GLEN                   THE LODGE
   8525 E Hampden Avenue           9600 E Girard        8405 East Hampden Avenue
     Denver, Colorado            Denver, Colorado           Denver, Colorado

         [PICTURE]                   [PICTURE]                  [PICTURE]

      COMPARABLE R-4             COMPARABLE R-5
        STONE CREEK               THE PRESCOTT
   9825 E Girard Avenue     3150 South Tamarac Drive
     Denver, Colorado           Denver, Colorado

         [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TAMARAC VILLAGE, DENVER, COLORADO

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TAMARAC VILLAGE, DENVER, COLORADO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TAMARAC VILLAGE, DENVER, COLORADO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TAMARAC VILLAGE, DENVER, COLORADO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
TAMARAC VILLAGE, DENVER, COLORADO

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. James Newell provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                                 -s- Douglas Needham
                                                 ---------------------------
                                                 Douglas Needham, MAI
                                        Managing Principal, Real Estate Group
                                    Colorado State Certified General Real Estate
                                                Appraiser #CG40017035

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TAMARAC VILLAGE, DENVER, COLORADO

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TAMARAC VILLAGE, DENVER, COLORADO

                            DOUGLAS A. NEEDHAM, MAI
                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation           Mr. Needham has appraised all types of major commercial
                      real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

  Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION             Texas A&M University
                      Bachelor of Business Administration - Finance

STATE CERTIFICATIONS  State of Arizona, Certified General Real Estate Appraiser,
                      #30943

                      State of California, Certified General Real Estate Appraiser,
                      #AG025443

                      State of Colorado, Certified General Appraiser,
                      #CG40017035

                      State of Oregon, Certified General Appraiser, #C000686

                      State of Washington, Certified General Real Estate Appraiser,
                      #1101111

PROFESSIONAL          Appraisal Institute, MAI Designated Member
AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TAMARAC VILLAGE, DENVER, COLORADO

VALUATION AND         Appraisal Institute
                       Advanced Income Capitalization
 SPECIAL COURSES       Appraisal Principles
                       Appraisal Procedures
                       Basic Income Capitalization
                       Standards of Professional Practice

AMERICAN APPRAISAL ASSOCIATES, INC.
TAMARAC VILLAGE, DENVER, COLORADO

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
TAMARAC VILLAGE, DENVER, COLORADO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.